Exhibit (d)(2)

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”), dated as of July 24, 2010, is among ADC Telecommunications, Inc., a Minnesota corporation (the “Company”), Tyco Electronics Ltd., a Swiss corporation (“Parent”), and Tyco Electronics Minnesota, Inc., a Minnesota corporation and an indirect wholly owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, on July 12, 2010, the Company, Parent and Merger Subsidiary entered into an Agreement and Plan of Merger (the “Agreement”, the terms of which are incorporated herein by reference and made a part hereof); and

WHEREAS, the Company, Parent and Merger Subsidiary deem it advisable and in their best interest to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

1.             Defined Terms.  Terms defined in the Agreement and used and not otherwise defined herein shall have the meanings given to them in the Agreement.

2.             Amendment of Section 5.05(a).  Section 5.05(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Section 5.05         Capitalization.  (a) The authorized capital stock of the Company consists of 10,000,000 shares of preferred stock, no par value per share, and 342,857,142 shares of Company Common Stock.  As of the close of business on July 9, 2010: (i) no shares of preferred stock, no par value per share, were issued and outstanding, (ii) 97,026,865 shares of Company Common Stock were issued and outstanding, (iii) 7,650,866 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Stock Options (of which Company Stock Options to purchase an aggregate of 5,147,515 shares of Company Common Stock were exercisable), (iv) 2,296,524 shares of Company Common Stock were subject to issuance pursuant to outstanding restricted stock units issued under the Company Stock Plans, (v) 610,241 shares of Company Common Stock were subject to issuance pursuant to outstanding performance stock units issued under the Company Stock Plans, and (vi) 1,731,221 shares of Company Common Stock were subject to issuance pursuant to outstanding restricted stock unit rights issued under the Company Stock Plans (the items in clauses (iv) through (vi) being referred to collectively as the “Stock Plan Awards”).  As of the close of business on July 9, 2010:  (i) 7,119,718 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company 2013 Notes; (ii) 8,332,560 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company 2015 Notes; (iii) 7,882,155 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company 2017 Notes;

(iv) 2,000,000 shares of the Company’s preferred stock were designated as Series A Junior Participating Preferred Stock, par value $0.0001 per share, and were reserved for issuance upon the exercise of the Company Rights issued pursuant to the Company Rights Agreement and (v) one Company Right was outstanding for each outstanding Share.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  Section 5.05 of the Company Disclosure Schedule contains a list, complete and correct as of July 9, 2010, of (i) all outstanding Company Stock Options, including the date of grant, exercise price, number of Shares subject thereto and the extent to which such Company Stock Options are vested and (ii) the maximum aggregate intrinsic value that would be payable to all holders of cash settled compensatory awards based on or relating to Company Common Stock assuming completion of the transactions contemplated in this Agreement.”

3.             Amendment of Schedule 5.05 of the Company Disclosure Schedule.  Concurrently with the execution of this Amendment No. 1, the Company is delivering an amendment to the Company Disclosure Schedule.  Parent and Merger Subsidiary acknowledge receipt of the amendment to the Company Disclosure Schedule.  The term “Company Disclosure Schedule” as used in the Agreement shall be deemed to refer to the Company Disclosure Schedule as amended by the amendment referred to in the immediately preceding sentence.

4.             Agreement as Amended.  The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.  It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

5.             Governing Law.  This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

6.             Counterparts.  This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Amendment No. 1.

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Robert E. Switz
Robert E. Switz
Chairman, President and Chief Executive Officer

TYCO ELECTRONICS LTD.

By:	/s/ Terrence R. Curtin
Terrence Curtin
Chief Financial Officer

TYCO ELECTRONICS MINNESOTA, INC.

By:	/s/ Terrence R. Curtin
Terrence Curtin
Chief Financial Officer